                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13D-1(A) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13D-2(A)

                               (Amendment No. 2)1

                            FALCONSTOR SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   306137 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 August 22, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            NOTE.  The  Schedules  filed in paper format shall  include a signed original  and five copies of the  schedule,  including  all  exhibits.  SEE Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 33 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 2 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Wheatley Partners, L.P.
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   484,051 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                41,008 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                484,051 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                41,008 shares
--------------------------------------------------------------------------------
        11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     525,059 shares
--------------------------------------------------------------------------------
        12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
        13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.2%
--------------------------------------------------------------------------------
        14     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 3 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   41,008 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                484,051 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                41,008 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                484,051 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     525,059 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.2%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 4 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    180,089 shares
OWNED BY EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                180,089 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     180,089 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 5 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Wheatley Partners III, L.P.
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,370,015 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                592,821 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,370,015 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                592,821 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,962,836 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.4%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 6 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Wheatley Foreign Partners III, L.P.
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   293,012 shares
 OWNED BY EACH
   REPORTING
  PERSON WITH  -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                1,669,824 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                293,012 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                1,669,824 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,962,836 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.4%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 7 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Wheatley Associates III, L.P.
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
    NUMBER OF      7      SOLE VOTING POWER
     SHARES
 BENEFICIALLY                   299,809 shares
 OWNED BY EACH
   REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                1,663,027 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                299,809 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                1,663,027 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,962,836 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.4%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 8 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Irwin Lieber
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,934,705 shares
 OWNED BY EACH
   REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                2,667,984 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,934,705 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                2,667,984 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     4,602,689 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.3%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 9 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    322,180 shares
OWNED BY EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                2,667,984 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                322,180 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                2,667,984 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,000,164 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.7%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 10 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Nancy Casey
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                2,089,161 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                2,089,161 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,089,161 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 11 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Applegreen Partners
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   346,491 shares
 OWNED BY EACH
   REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                346,491 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     346,491 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.8%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 12 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Seth Lieber
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
NUMBER OF          7      SOLE VOTING POWER
 SHARES
BENEFICIALLY                    115,497 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                3,014,475 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                115,497 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                3,014,475 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,129,972 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.0%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 13 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    25,265 shares
OWNED BY EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                3,014,475 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                25,265 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                3,014,475 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,039,740 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.8%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 14 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Seneca Ventures
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    642,453 shares
OWNED BY EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                642,453 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     642,435 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.4%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 15 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Woodland Venture Fund
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    743,513 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                743,513 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     743,513 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.7%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 16 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Partners
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   692,983 shares
 OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                692,983 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     692,983 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.6%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 17 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Brookwood Partners, L.P.
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    526,956 shares
OWNED BY EACH
   REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                526,956 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     526,956 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.2%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 18 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Barry Rubenstein
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
   NUMBER OF       7      SOLE VOTING POWER
    SHARES
BENEFICIALLY                    2,077,403 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                5,282,147 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                2,077,403 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                5,282,147 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,359,550 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     16.5%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 19 of 33 Pages
-----------------------------                      -----------------------------

================================================================================
        1      NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Marilyn Rubenstein
--------------------------------------------------------------------------------
        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
        3      SEC USE ONLY

--------------------------------------------------------------------------------
        4      SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
   NUMBER OF       7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   8,258 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                2,605,905 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                8,258 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                2,605,905 shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,614,163 shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.9%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 20 of 33 Pages
-----------------------------                      -----------------------------

            The following  constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically  amended by this
Amendment No. 2, the Schedule 13D remains in full force and effect.  Capitalized terms used in this  Amendment No.2 but not defined herein shall have the meaning set forth in the Schedule 13D.

            Item 1 is amended and restated to read in its entirety as follows:

Item 1.  Security and Issuer.
         -------------------

This statement  relates to shares of the common stock,  $.01 par value per share
("Common Stock"),  of FalconStor  Software,  Inc. f/k/a Network Peripherals Inc.
(the "Issuer"). The principal executive offices of the Issuer are located at 125
Baylis Road, Melville, NY 11747.

            Item 2 is amended and restated to read in its entirety as follows:

Item 2.  Identity and Background.
         -----------------------

         Items 2(a),  2(b), 2(c) and 2(f) This Statement is jointly filed by the following entities (collectively referred to as the "Reporting Persons"):

           o  Wheatley   Partners,   L.P.,   a  Delaware   limited   partnership
              ("Wheatley");
           o  Wheatley Foreign  Partners,  L.P., a Delaware limited  partnership
              ("Wheatley Foreign");
           o  Wheatley  Partners  II,  L.P.,  a  New  York  limited  partnership
              ("Wheatley II");
           o  Wheatley  Partners  III,  L.P.  a  Delaware  limited   partnership
              (Wheatley III");
           o  Wheatley   Foreign   Partners  III,   L.P.,  a  Delaware   limited
              partnership ("Wheatley Foreign III");
           o  Wheatley  Associates  III,  L.P., a Delaware  limited  partnership
              ("Wheatley Associates");
           o  Irwin Lieber, a United States citizen;
           o  Barry Fingerhut, a United States citizen;
           o  Nancy Casey, a United States citizen;
           o  Applegreen    Partners,    a   New   York   general    partnership
              ("Applegreen");
           o  Seth Lieber, a United States citizen;
           o  Jonathan Lieber, a United States citizen;
           o  Seneca Ventures, a New York limited partnership ("Seneca");
           o  Woodland Venture Fund, a New York limited  partnership  ("Woodland
              Venture");
           o  Woodland  Partners,  a New  York  general  partnership  ("Woodland
              Partners");
           o  Brookwood   Partners,   L.P.,  a  New  York  limited   partnership
              ("Brookwood");
           o  Barry Rubenstein, a United States citizen; and
           o  Marilyn Rubenstein, a United States citizen.

            The  principal  business  of each  of  Wheatley,  Wheatley  Foreign,
Wheatley II, Wheatley III,  Wheatley Foreign III,  Wheatley  Associates,  Seneca
Ventures,  Woodland  Venture,  Woodland  Partners,  Brookwood and  Applegreen is
investing.

            Wheatley  Partners LLC  ("Wheatley  LLC") is the general  partner of
Wheatley and a general partner in Wheatley  Foreign.  Wheatley  Partners III LLC
("Wheatley III LLC") is the general  partner in Wheatley III,  Wheatley  Foreign
III and Wheatley  Associates.  Messrs.  Barry  Rubenstein,  Irwin  Lieber,  Seth
Lieber, Jonathan Lieber and Barry Fingerhut are members and officers of Wheatley
LLC and Wheatley III LLC and are general partners of Wheatley II. Nancy Casey is a member and officer of Wheatley  III LLC.  The  principal  place of business of
Wheatley,  Wheatley  Foreign,  Wheatley II, Wheatley III,  Wheatley Foreign III,
Wheatley  Associates III, Wheatley LLC, Wheatley III LLC, Messrs.  Irwin Lieber,
Seth  Lieber,  Jonathan  Lieber and Barry  Fingerhut  and Ms.  Nancy Casey is 80
Cuttermill Road, Suite 311, Great Neck, New York, 11021.

            Barry  Rubenstein is a general  partner of each of Seneca,  Woodland
Venture,  Woodland  Partners and Brookwood.  Woodland Services Corp., a New York
corporation ("Woodland  Services"),  is a general partner of Seneca and Woodland
Venture.  Marilyn  Rubenstein  is a general  partner of  Woodland  Partners,  an officer  of  Woodland  Services  Corp.  and the  spouse of Mr.  Rubenstein.  The principal  place of

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 21 of 33 Pages
-----------------------------                      -----------------------------

business of each of Seneca, Woodland Venture, Woodland Partners,  Brookwood, Mr.
Rubenstein,   Mrs.  Rubenstein  and  Woodland  Services  is  68  Wheatley  Road,
Brookville, New York 11545.

            Jonathan Lieber is the managing general partner and Seth Lieber is a general partner of Applegreen.  The principal place of business of Applegreen is
8 Applegreen Drive, Old Westbury, New York 11568.

Item 2(d) During the last five years, none of the Reporting Persons nor Wheatley
LLC,  Wheatley  III LLC nor Woodland  Services has been  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Item 2(e) During the last five years, none of the Reporting Persons nor Wheatley
LLC, Wheatley III LLC nor Woodland Services has been party to a civil proceeding of a judicial or administrative  body of competent  jurisdiction and as a result of such  proceeding  was or is  subject  to a  judgment,  decree or final  order enjoining future violations of, or prohibiting or mandating  activities  subject to,  federal or state  securities  laws or finding any violation with respect to such laws.

            Item 3 is amended to add the following:

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

            On August 22, 2001,  the  Reporting  Persons  became the  beneficial owners of the shares of Common  Stock set forth in  Section  5(c) as a result of the closing of the merger of FalconStor and Merger Sub, as  contemplated  by the
Merger  Agreement,  as the Reporting Persons were beneficial owners of shares of common stock of FalconStor.

            Item 4 is hereby amended to read in its entirety as follows:

Item 4.  Purpose of Transaction.
         ----------------------

            Except as set forth herein,  the Reporting Persons presently have no plans or  proposals  which  would  relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D.

            Items 5(a) and (b) are hereby  amended to read in their  entirety as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based on 13,353,755 shares of Common Stock outstanding as of August
22, 2001, as reported by the Issuer's  transfer agent,  and the shares of common stock issued in connection with the Merger) of beneficial  ownership for each of the Reporting Persons.

                                                         Percentage of
                                    Shares of Common    Shares of Common
                                         Stock              Stock
Name                               Beneficially Owned   Beneficially Owned
----                               ------------------   ------------------
Wheatley Partners, L.P.(1)                525,059               1.2%
Wheatley Foreign Partners, L.P.(2)        525,059               1.2%
Wheatley Partners II, L.P.                180,089               0.4%
Wheatley Partners III, L.P.(3)          1,962,836               4.4%
Wheatley Foreign Partners III, L.P.(4)  1,962,836               4.4%
Wheatley Associates III, L.P.(5)        1,962,836               4.4%
Wheatley Partners LLC (6)                 525,059               1.2%

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 22 of 33 Pages
-----------------------------                      -----------------------------

Wheatley Partners III LLC(7)            1,962,836               4.4%
Irwin Lieber(8)                         4,602,689              10.3%
Barry Fingerhut(9)                      3,000,164               6.7%
Nancy Casey(10)                         2,089,161               4.7%
Applegreen Partners                       346,491               0.8%
Seth Lieber(11)                         3,129,972               7.0%
Jonathan Lieber(12)                     3,039,740               6.8%
Seneca Ventures                           642,453               1.4%
Woodland Venture Fund                     743,513               1.7%
Woodland Partners                         692,983               1.6%
Brookwood Partners, L.P.                  526,956               1.2%
Woodland Services Corp.(13)             1,385,966               3.1%
Barry Rubenstein(14)                    7,359,550              16.5%
Marilyn Rubenstein(15)                  2,614,163               5.9%

----------------------

(1)      Consists of (a) 484,051 shares of Common Stock held by Wheatley and (b)
         41,008  shares of  Common  Stock  held by  Wheatley  Foreign.  Wheatley disclaims  beneficial  ownership  of the  securities  held by  Wheatley
         Foreign.

(2)      Consists of (a) 41,008 shares of Common Stock held by Wheatley  Foreign and (b)  484,051  shares of Common  Stock  held by  Wheatley.  Wheatley
         Foreign  disclaims  beneficial  ownership  of the  securities  held  by
         Wheatley.

(3)      Consists of (a) 1,370,015  shares of Common Stock held by Wheatley III,
         (b) 293,012 shares of Common Stock held by Wheatley Foreign III and (c)
         299,809  shares of Common Stock held by Wheatley  Associates.  Wheatley
         III disclaims  beneficial  ownership of the securities held by Wheatley
         Foreign III and Wheatley Associates.

(4)      Consists of (a) 293,012 shares of Common Stock held by Wheatley Foreign
         III, (b) 1,370,015  shares of Common Stock held by Wheatley III and (c)
         299,809  shares of Common Stock held by Wheatley  Associates.  Wheatley
         Foreign III disclaims  beneficial  ownership of the securities  held by
         Wheatley III and Wheatley Associates.

(5)      Consists  of (a)  299,809  shares  of  Common  Stock  held by  Wheatley
         Associates,  (b) 1,370,015  shares of Common Stock held by Wheatley III and (c) 293,012  shares of Common  Stock held by Wheatley  Foreign III.
         Wheatley Associates  disclaims  beneficial  ownership of the securities held by Wheatley III and Wheatley Foreign III.

(6)      Consists of (a) 484,051 shares of Common Stock held by Wheatley and (b)
         41,008  shares of Common Stock held by Wheatley  Foreign.  Wheatley LLC disclaims  beneficial  ownership of the securities held by Wheatley and
         Wheatley  Foreign,  except  to  the  extent  of its  respective  equity interests therein.

(7)      Consists of (a) 1,370,015  shares of Common Stock held by Wheatley III,
         (b) 293,012 shares of Common Stock held by Wheatley Foreign III and (c)
         299,809  shares of Common Stock held by Wheatley  Associates.  Wheatley
         III  LLC  disclaims  beneficial  ownership  of the  securities  held by
         Wheatley III, Wheatley Foreign III and Wheatley  Associates,  except to the extent of its respective equity interests therein.

(8)      Consists of (a) 1,934,705  shares of Common Stock held by Irwin Lieber,
         (b) 484,051 shares of Common Stock held by Wheatley,  (c) 41,008 shares of Common Stock held by Wheatley Foreign,  (d) 180,089 shares of Common

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 23 of 33 Pages
-----------------------------                      -----------------------------

         Stock held by Wheatley II, (e) 1,370,015 shares of Common Stock held by
         Wheatley  III,  (f)  293,012  shares of Common  Stock held by  Wheatley
         Foreign  III,  and (g) 299,809  shares of Common Stock held by Wheatley
         Associates. Mr. Lieber disclaims beneficial ownership of the securities held by Wheatley, Wheatley Foreign, Wheatley II, Wheatley III, Wheatley
         Foreign  III and  Wheatley  Associates,  except  to the  extent  of his respective equity interests therein.

(9)      Consists of (a) 322,180 shares of Common Stock held by Barry Fingerhut,
         (b) 484,051 shares of Common Stock held by Wheatley,  (c) 41,008 shares of Common Stock held by Wheatley Foreign,  (d) 180,089 shares of Common
         Stock held by Wheatley II, (e) 1,370,015 shares of Common Stock held by
         Wheatley  III,  (f)  293,012  shares of Common  Stock held by  Wheatley
         Foreign  III,  and (g) 299,809  shares of Common Stock held by Wheatley
         Associates.   Mr.  Fingerhut  disclaims  beneficial  ownership  of  the
         securities held by Wheatley,  Wheatley  Foreign,  Wheatley II, Wheatley
         III, Wheatley Foreign III and Wheatley Associates, except to the extent of his respective equity interests therein.

(10)     Consists of (a) 126,325  shares of Common Stock held by Nancy Casey and her husband,  as joint  tenants,  (b) 1,370,015  shares of Common Stock held by  Wheatley  III,  (c)  293,012  shares of Common  Stock  held by
         Wheatley  Foreign III,  and (d) 299,809  shares of Common Stock held by
         Wheatley  Associates.  Ms. Casey disclaims  beneficial ownership of the securities  held by Wheatley  III,  Wheatley  Foreign III and  Wheatley
         Associates,  except to the extent of her  respective  equity  interests therein.

(11)     Consists of (a) 115,497 shares of Common Stock held by Seth Lieber, (b)
         484,051  shares of Common Stock held by Wheatley,  (c) 41,008 shares of
         Common  Stock held by Wheatley  Foreign,  (d) 180,089  shares of Common
         Stock held by Wheatley II, (e) 1,370,015 shares of Common Stock held by
         Wheatley  III,  (f)  293,012  shares of Common  Stock held by  Wheatley
         Foreign  III,  and (g) 299,809  shares of Common Stock held by Wheatley
         Associates  and (h) 346,491  shares of Common Stock held by Applegreen.
         Mr. Lieber  disclaims  beneficial  ownership of the securities  held by
         Wheatley, Wheatley Foreign, Wheatley II, Wheatley III, Wheatley Foreign
         III,  Wheatley  Associates and Applegreen,  except to the extent of his respective equity interests therein.

(12)     Consists of (a) 25,265 shares of Common Stock held by Jonathan  Lieber,
         (b) 484,051 shares of Common Stock held by Wheatley,  (c) 41,008 shares of Common Stock held by Wheatley Foreign,  (d) 180,089 shares of Common
         Stock held by Wheatley II, (e) 1,370,015 shares of Common Stock held by
         Wheatley  III,  (f)  293,012  shares of Common  Stock held by  Wheatley
         Foreign  III,  (g)  299,809  shares of Common  Stock  held by  Wheatley
         Associates  and (h) 346,491  shares of Common Stock held by Applegreen.
         Mr. Lieber  disclaims  beneficial  ownership of the securities  held by
         Wheatley, Wheatley Foreign, Wheatley II, Wheatley III, Wheatley Foreign
         III,  Wheatley  Associates and Applegreen,  except to the extent of his respective equity interests therein.

(13)     Consists of (a) 642,453  shares of Common  Stock held by Seneca and (b)
         743,513  shares of Common  Stock  held by  Woodland  Venture.  Woodland
         Services  disclaims  beneficial  ownership  of the  securities  held by
         Seneca and  Woodland  Venture,  except to the extent of its  respective equity interests therein.

(14)     Consists  of (a)  2,077,403  shares  of  Common  Stock  held  by  Barry
         Rubenstein,  (b) 484,051  shares of Common Stock held by Wheatley,  (c)
         41,008  shares of Common  Stock held by Wheatley  Foreign,  (d) 180,089 shares of Common  Stock held by Wheatley  II, (e)  1,370,015  shares of
         Common Stock held by Wheatley  III, (f) 293,012  shares of Common Stock held by Wheatley  Foreign III, (g) 299,809  shares of Common Stock held by  Wheatley  Associates,  (h) 642,453  shares of Common  Stock held by
         Seneca,  (i) 743,513  shares of Common Stock held by Woodland  Venture,
         (j) 692,983  shares of Common  Stock held by Woodland  Partners and (k)
         526,956  shares of  Common  Stock  held by  Brookwood.  Mr.  Rubenstein disclaims  beneficial  ownership  of the  securities  held by Wheatley,
         Wheatley  Foreign,  Wheatley II,  Wheatley III,  Wheatley  Foreign III,
         Wheatley Associates,  Seneca,  Woodland Venture,  Woodland Partners and
         Brookwood,  except to the  extent of his  respective  equity  interests therein.

(15)     Consists  of  (a)  8,258   shares  of  Common  Stock  held  by  Marilyn
         Rubenstein,  (b)  642,453  shares of Common  Stock held by Seneca,  (c)
         743,513  shares of Common Stock held by Woodland  Venture,  (d) 692,983 shares of Common Stock held by Woodland Partners and (e) 526,956 shares

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 24 of 33 Pages
-----------------------------                      -----------------------------

         of Common Stock held by Brookwood. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Seneca, Woodland Venture,  Woodland
         Partners and Brookwood,  except to the extent of her respective  equity interests therein.

            (b) Wheatley has sole power to vote and dispose of 484,051 shares of
Common  Stock,  representing  approximately  1.1% of the  outstanding  shares of
Common  Stock and may be  deemed to have  shared  power to vote and  dispose  of
41,008  shares  of  Common  Stock,   representing   approximately  0.1%  of  the
outstanding shares of Common Stock.

            Wheatley Foreign has sole power to vote and dispose of 41,008 shares of Common Stock,  representing  approximately  0.1% of the outstanding shares of
Common  Stock and may be  deemed to have  shared  power to vote and  dispose  of
484,051  shares  of  Common  Stock,  representing   approximately  1.1%  of  the
outstanding shares of Common Stock.

            By virtue of being the  general  partner of  Wheatley  and a general partner in Wheatley Foreign,  Wheatley LLC may be deemed to have shared power to vote and dispose of 525,059 shares of Common Stock,  representing  approximately
1.2% of the outstanding shares of Common Stock.

            Wheatley II has sole power to vote and dispose of 180,089  shares of
Common  Stock,  representing  approximately  0.4% of the  outstanding  shares of
Common Stock.

            Wheatley III has sole power to vote and dispose of 1,370,015  shares of Common Stock,  representing  approximately  3.1% of the outstanding shares of
Common  Stock and may be  deemed to have  shared  power to vote and  dispose  of
592,281  shares  of  Common  Stock,  representing   approximately  1.3%  of  the
outstanding shares of Common Stock.

            Wheatley  Foreign  III has sole power to vote and dispose of 293,012 shares of  Common  Stock,  representing  approximately  0.7% of the  outstanding shares of  Common  Stock  and may be  deemed  to have  shared  power to vote and dispose of 1,669,824 shares of Common Stock, representing  approximately 3.7% of the outstanding shares of Common Stock.

            Wheatley  Associates  has sole power to vote and  dispose of 299,809 shares of  Common  Stock,  representing  approximately  0.7% of the  outstanding shares of  Common  Stock  and may be  deemed  to have  shared  power to vote and dispose of 1,663,027 shares of Common Stock, representing  approximately 3.7% of the outstanding shares of Common Stock.

            By virtue of being the  general  partner of Wheatley  III,  Wheatley
Foreign  III and  Wheatley  Associates,  Wheatley  III LLC may be deemed to have shared  power  to  vote  and  dispose  of  1,962,836  shares  of  Common  Stock, representing approximately 4.4% of the outstanding shares of Common Stock.

            Irwin Lieber has sole power to vote and dispose of 1,934,705  shares of Common Stock,  representing  approximately  4.3% of the outstanding shares of
Common  Stock.  By virtue of being a member and an officer of  Wheatley  LLC and
Wheatley  III LLC and a general  partner of  Wheatley  II,  Irwin  Lieber may be deemed to have shared  power to vote and dispose of  2,667,984  shares of Common
Stock,  representing  approximately  6.0% of the  outstanding  shares  of Common
Stock.

            Barry Fingerhut has sole power to vote and dispose of 332,180 shares of Common Stock,  representing  approximately  0.7% of the outstanding shares of
Common  Stock.  By virtue of being a member and an officer of  Wheatley  LLC and
Wheatley  III LLC and a general  partner of Wheatley  II, Mr.  Fingerhut  may be deemed to have shared  power to vote and dispose of  2,667,984  shares of Common
Stock,  representing  approximately  6.0% of the  outstanding  shares  of Common
Stock.

            Nancy Casey has shared  power to vote and dispose of 126,325  shares of Common Stock,  representing  approximately  0.3% of the outstanding shares of
Common  Stock.  By virtue of being a member and an officer of Wheatley  III LLC,
Ms.  Casey  may also be  deemed  to have  shared  power to vote and  dispose  of
1,962,836  shares  of  Common  Stock,  representing  approximately  4.4%  of the outstanding shares of Common Stock.

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 25 of 33 Pages
-----------------------------                      -----------------------------

            Applegreen  has sole power to vote and dispose of 346,491  shares of
Common  Stock,  representing  approximately  0.8% of the  outstanding  shares of
Common Stock.

            Seth Lieber has sole power to vote and dispose of 115,497  shares of
Common Stock, each representing 0.3% of the outstanding  shares of Common Stock.
By virtue of being a member and an officer of Wheatley  LLC and Wheatley III LLC and a general partner of Wheatley II and  Applegreen,  Seth Lieber may be deemed to have shared  power to vote and dispose of 3,014,475  shares of Common  Stock, representing approximately 6.7% of the outstanding shares of Common Stock.

            Jonathan  Lieber has sole power to vote and dispose of 25,265 shares of Common Stock,  each  representing  0.1% of the  outstanding  shares of Common
Stock.  By virtue of being a member and an officer of Wheatley  LLC and Wheatley
III LLC, a general  partner of Wheatley II and the managing  general  partner of
Applegreen,  Jonathan  Lieber  may be  deemed to have  shared  power to vote and dispose of 3,014,475 shares of Common Stock, representing  approximately 6.7% of the outstanding shares of Common Stock.

            Seneca  has sole  power to vote and  dispose  of  642,453  shares of
Common  Stock,  representing  approximately  1.4% of the  outstanding  shares of
Common Stock.

            Woodland  Venture  has sole  power to vote and  dispose  of  743,513 shares of  Common  Stock,  representing  approximately  1.7% of the  outstanding shares of Common Stock.

            Woodland  Partners  has sole  power to vote and  dispose  of 692,983 shares of Common Stock,  representing  1.6% of the outstanding  shares of Common
Stock.

            Brookwood  has sole power to vote and  dispose of 526,956  shares of
Common Stock, representing 1.2% of the outstanding shares of Common Stock.

            By virtue of being a general partner of Seneca and Woodland Venture,
Woodland  Services  may be deemed to have  shared  power to vote and  dispose of
1,385,966  shares  of  Common  Stock,  representing  approximately  3.1%  of the outstanding shares of Common Stock.

            Barry  Rubenstein  has sole power to vote and  dispose of  2,077,403 shares of  Common  Stock,  representing  approximately  4.7% of the  outstanding shares of Common  Stock.  By virtue of being a member and an officer of Wheatley
LLC and Wheatley III LLC and a general partner of Wheatley II, Seneca,  Woodland
Venture,  Woodland Partners and Brookwood,  Mr. Rubenstein may be deemed to have shared  power  to  vote  and  dispose  of  5,282,147  shares  of  Common  Stock, representing approximately 11.8% of the outstanding shares of Common Stock. Does not include securities held by Marilyn Rubenstein, the wife of Mr. Rubenstein.

            Marilyn  Rubenstein  has sole  power to vote  and  dispose  of 8,258 shares of Common Stock,  representing  less than one percent of the  outstanding shares  of Common  Stock.  By virtue  of being a  general  partner  of  Woodland
Partners and Brookwood and an officer of Woodland Services,  Mrs. Rubenstein may be deemed to have shared power to vote and dispose of 2,605,905 shares of Common
Stock,  representing  approximately  5.8% of the  outstanding  shares  of Common
Stock. Does not include securities held by Barry Rubenstein, the husband of Mrs.
Rubenstein.

            Item 5(c) is supplemented as follows:

            (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting  Persons  identified in
Item 2 of this Schedule 13D effected during the past sixty days.

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 26 of 33 Pages
-----------------------------                      -----------------------------

                                                                      Number of
                                                  Acquisition/         Shares           Sales
                                     Sell/            Sale           Purchased/       Price per
Name of Stockholder                 Acquire           Date            Acquired         Share($)
-------------------                 -------           ----           ---------         --------

Seneca Ventures                     Sell(1)          6/29/01           70,300          11.60

Woodland Venture                    Sell(1)          6/29/01           74,100          11.60

Woodland Venture                    Sell(1)          7/19/01           25,000          10.51

Woodland Venture                    Sell(1)          7/19/01           25,000          10.52

Woodland Venture                    Sell(1)          7/20/01           21,400          11.06

Woodland Venture                    Sell(1)          7/20/01           20,000          11.07

Woodland Partners                   Sell(1)          7/20/01           42,500          11.12

Woodland Partners                   Sell(1)          8/7/01            45,000           9.56

Woodland Partners                   Sell(1)          8/7/01            45,000           9.60

Wheatley Partners, L.P.             Acquire          8/22/01          484,051            (2)

Wheatley Foreign Partners, L.P.     Acquire          8/22/01           41,008            (2)

Wheatley Partners II, L.P.          Acquire          8/22/01          180,089            (2)

Wheatley Partners III, L.P.         Acquire          8/22/01        1,370,015            (2)

Wheatley Foreign Partners III, L.P. Acquire          8/22/01          293,012            (2)

Wheatley Associates III, L.P.       Acquire          8/22/01          299,809            (2)

Irwin Lieber                        Acquire          8/22/01        1,905,705            (2)

Barry Fingerhut                     Acquire          8/22/01          303,180            (2)

Nancy Casey                         Acquire          8/22/01          126,325            (2)

Applegreen Partners                 Acquire          8/22/01          346,491            (2)

Seth Lieber                         Acquire          8/22/01          115,497            (2)

Jonathan Lieber                     Acquire          8/22/01           25,265            (2)

Seneca Ventures                     Acquire          8/22/01          642,453            (2)

Woodland Venture Fund               Acquire          8/22/01          743,513            (2)

Woodland Partners                   Acquire          8/22/01          692,983            (2)

Brookwood Partners, L.P.            Acquire          8/22/01          526,956            (2)

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 27 of 33 Pages
-----------------------------                      -----------------------------

Barry Rubenstein                    Acquire          8/22/01        1,812,903            (2)

Marilyn Rubenstein                  Acquire          8/22/01            8,258            (2)

------------------------

(1)      Sold in the open market.
(2)      Each share of common stock of FalconStor held by the reporting  persons was  exchanged  for 0.721858  shares of Common Stock of the Issuer as a result of the  closing of the merger of  FalconStor  and Merger Sub, as contemplated by the Merger Agreement.

         Item 7 is amended to include the following:

Item 7.  Materials to be Filed as Exhibits.
         ---------------------------------

         The following documents are filed herewith:

         (a)    Joint  Filing  Agreement  dated  as of  September 6,  2001 among
                Wheatley  Partners,   L.P.,  Wheatley  Foreign  Partners,  L.P.,
                Wheatley  Partners  II,  L.P.,   Wheatley  Partners  III,  L.P.,
                Wheatley  Foreign Partners III, L.P.,  Wheatley  Associates III,
                L.P., Seneca Ventures, Woodland Venture Fund, Woodland Partners,
                Brookwood Partners, L.P., Applegreen Partners, Barry Rubenstein,
                Marilyn Rubenstein,  Irwin Lieber, Seth Lieber, Jonathan Lieber,
                Barry Fingerhut and Nancy Casey.

         (b)    Power of Attorney,  dated September 6,  2001,  appointing  Barry
                Rubenstein as attorney-in-fact for Marilyn Rubenstein.

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 28 of 33 Pages
-----------------------------                      -----------------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 6, 2001            WHEATLEY PARTNERS, L.P.

                                    By: Wheatley Partners LLC,
                                        the General Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                    WHEATLEY FOREIGN PARTNERS, L.P.

                                    By: Wheatley Partners LLC, a General
                                        Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                    WHEATLEY PARTNERS II, L.P.

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, a General Partner

                                    WHEATLEY PARTNERS III, L.P.

                                    By: Wheatley Partners III LLC,
                                        the General Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                    WHEATLEY FOREIGN PARTNERS III, L.P.

                                    By: Wheatley Partners III LLC,
                                        the General Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                    WHEATLEY ASSOCIATES III, L.P.

                                    By: Wheatley Partners III LLC,
                                        the General Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                         /s/ Irwin Lieber, President
                                    --------------------------------------------
                                                     Irwin Lieber

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 29 of 33 Pages
-----------------------------                      -----------------------------

                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                                 Barry Fingerhut

                                    /s/ Nancy Casey
                                    --------------------------------------------
                                                 Nancy Casey

                                    /s/ Seth Lieber
                                    --------------------------------------------
                                                 Seth Lieber

                                    APPLEGREEN PARTNERS

                                    By:/s/ Jonathan Lieber
                                       -----------------------------------------
                                       Jonathan Lieber,
                                       Managing General Partner

                                        /s/ Jonathan Lieber
                                    --------------------------------------------
                                               Jonathan Lieber

                                    SENECA VENTURES

                                    By: /s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    WOODLAND VENTURE FUND

                                    By:/s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    WOODLAND PARTNERS

                                    By:/s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    BROOKWOOD PARTNERS, L.P.

                                    By:/s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                        /s/ Barry Rubenstein
                                    --------------------------------------------
                                                Barry Rubenstein

                                        /s/ Marilyn Rubenstein
                                    --------------------------------------------
                                                Marilyn Rubenstein

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 30 of 33 Pages
-----------------------------                      -----------------------------

                                  EXHIBIT INDEX

            The following document is filed herewith:

            (a)    Joint  Filing  Agreement dated as of September 6,  2001 among
                   Wheatley  Partners,  L.P.,  Wheatley Foreign Partners,  L.P.,
                   Wheatley  Partners  II, L.P.  Wheatley  Partners  III,  L.P.,
                   Wheatley Foreign Partners III, L.P., Wheatley Associates III,
                   L.P.,  Seneca  Ventures,   Woodland  Venture  Fund,  Woodland
                   Partners,  Brookwood  Partners,  L.P.,  Applegreen  Partners,
                   Barry  Rubenstein,  Marilyn  Rubenstein,  Irwin Lieber,  Seth
                   Lieber, Jonathan Lieber, Barry Fingerhut and Nancy Casey.

            (b)    Power of Attorney, dated September 6, 2001, appointing  Barry
                   Rubenstein as attorney-in-fact for Marilyn Rubenstein.

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 31 of 33 Pages
-----------------------------                      -----------------------------

                                    EXHBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13D,
Amendment No. 2 dated  September 6, 2001 with  respect  to the  shares of common stock, $0.01 par value, of Falconstor Software,  Inc. and any further amendments thereto  executed  by each or any of us shall be filed on  behalf  of each of us pursuant to and in accordance  with the  provisions  of Rule 13d-1(f)  under the
Securities Exchange Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: September 6, 2001            WHEATLEY PARTNERS, L.P.

                                    By: Wheatley Partners LLC,
                                        the General Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                    WHEATLEY FOREIGN PARTNERS, L.P.

                                    By: Wheatley Partners LLC, a General
                                        Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                    WHEATLEY PARTNERS II, L.P.

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, a General Partner

                                    WHEATLEY PARTNERS III, L.P.

                                    By: Wheatley Partners III LLC,
                                        the General Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                    WHEATLEY FOREIGN PARTNERS III, L.P.

                                    By: Wheatley Partners III LLC,
                                        the General Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                    WHEATLEY ASSOCIATES III, L.P.

                                    By: Wheatley Partners III LLC,
                                        the General Partner

                                    By:/s/ Irwin Lieber, President
                                       -----------------------------------------
                                       Irwin Lieber, President

                                         /s/ Irwin Lieber, President
                                    --------------------------------------------
                                                     Irwin Lieber

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 32 of 33 Pages
-----------------------------                      -----------------------------

                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                                 Barry Fingerhut

                                    /s/ Nancy Casey
                                    --------------------------------------------
                                                 Nancy Casey

                                    /s/ Seth Lieber
                                    --------------------------------------------
                                                 Seth Lieber

                                    APPLEGREEN PARTNERS

                                    By:/s/ Jonathan Lieber
                                       -----------------------------------------
                                       Jonathan Lieber,
                                       Managing General Partner

                                        /s/ Jonathan Lieber
                                    --------------------------------------------
                                               Jonathan Lieber

                                    SENECA VENTURES

                                    By: /s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    WOODLAND VENTURE FUND

                                    By:/s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    WOODLAND PARTNERS

                                    By:/s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                    BROOKWOOD PARTNERS, L.P.

                                    By:/s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein, a General Partner

                                        /s/ Barry Rubenstein
                                    --------------------------------------------
                                                Barry Rubenstein

                                        /s/ Marilyn Rubenstein
                                    --------------------------------------------
                                                Marilyn Rubenstein

-----------------------------                      -----------------------------
CUSIP No. 306137 10 0              13D             Page 33 of 33 Pages
-----------------------------                      -----------------------------

                                    EXHIBIT B

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE  PRESENTS,  that the  person  whose  signature appears below  constitutes  and appoints BARRY  RUBENSTEIN,  his true and lawful attorney-in-fact  and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all  statements  and reports  required under Section 13(d) of the Securities
Exchange Act of 1934, as amended,  including,  without limitation,  Schedule 13D and all amendments of all such statements and/or reports,  and to file the same, with all exhibits thereto, and other documents in connection therewith, with the
Securities  and  Exchange  Commission  and with  such  other  parties  as may be required,  granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary  to be done in and doubt the  premises,  as fully to all  intents  and purposes as he might or could do in person,  hereby ratifying and confirming all that said  attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

            IN  WITNESS  WHEREOF,  I have  hereunto  set my hand this 6th day of
September, 2001.

                                                 /s/ Marilyn Rubenstein
                                                 -------------------------
                                                 Marilyn Rubenstein